Registration No. 333-102484

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Post Effective Amendment No. 1 to
 Form S-4
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Midwest Banc Holdings, Inc.
 (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	36-3252484 (I.R.S. Employer Identification No.)

501 West North Avenue, Melrose Park, Illinois 60160
(708) 865-1053
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel R. Kadolph
Senior Vice President and Chief Financial Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, IL 60160
(708) 865-1053
(708) 865-7273 (Fax)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Timothy M. Sullivan Gary E. Medler Hinshaw & Culbertson 222 North LaSalle Street, Suite 300 Chicago, Illinois 60601 (312) 704-3000	Dennis R. Wendte Barack, Ferrazzano, Kirschbaum Perlman & Nagelberg 333 West Wacker Drive Suite 2700 Chicago, Illinois 60606 (312) 984-3188

     Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after this registration statement becomes effective and upon the effective time of the merger of Big Foot Financial Corp. with and into the registrant, pursuant to the Agreement and Plan of Reorganization described in the enclosed proxy statement/prospectus included as Part I of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. [   ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to this Registration Statement on Form S-4 (No. 333-102484), Midwest Banc Holdings, Inc. (“Midwest”), registered 3,400,000 shares of its common stock, $.01 par value per share (“Common Stock”), issuable pursuant to an Agreement and Plan of Reorganization, dated as of November 1, 2002, by and between Midwest and CoVest Bancshares, Inc. (“CoVest”), which provided for the merger of CoVest into Midwest (the “Merger”). Midwest and CoVest jointly announced on June 30, 2003 that due to their inability to agree upon the terms of an extension of their Agreement and Plan of Reorganization, the parties have agreed to terminate that agreement effective as of June 30, 2003. Therefore, no shares of Midwest Common Stock will be issued. Midwest hereby amends this Registration Statement to deregister 3,400,000 shares of its Common Stock.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on September 29, 2003.

MIDWEST BANC HOLDINGS, INC.

By:	/s/ Brad A. Luecke Brad A. Luecke President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Principal Executive Officer:

/s/ Brad A. Luecke Brad A. Luecke President, Chief Executive Officer, Director	Date: September 29, 2003

     Principal Financial Officer:

/s/ Daniel R. Kadolph Daniel R. Kadolph Chief Financial Officer, Senior Vice President, Comptroller and Treasurer	Date: September 29, 2003

* E.V. Silveri, Chairman of the Board, Director	Date: September 29, 2003

* Angelo A. DiPaolo, Director	Date: September 29, 2003

* Daniel Nagle, Director	Date: September 29, 2003

* Joseph Rizza, Director	Date: September 29, 2003

* Leroy Rosasco, Director	Date: September 29, 2003

* Robert D. Small, Director	Date: September 29, 2003

* Leon Wolin, Director	Date: September 29, 2003

Gerald F. Hartley, Director	Date: September 29, 2003

* By Brad A. Luecke, as attorney-in-fact